UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2014 (November 6, 2014)

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Buckeye Drive

Milpitas, California

95035

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, the Compensation Committee of the Board approved the executive compensation program for fiscal 2015 which included base salary, variable cash compensation based on achievement of performance goals and variable cash compensation awarded at the discretion of the Compensation Committee. With respect to annual base salaries, effective November 1, 2014, Scott Howarth’s salary is $352,000, John Cobb’s salary is $290,000, James Han’s salary is $290,000, K.Y. Han’s salary is $290,000 and Jimmy Lee’s salary is $200,000. Under the variable compensation plan approved by the Compensation Committee, payments are to be based 30% on ISSI’s operating income for fiscal 2015, 25% on total revenue, 10% on revenue from new products, 10% on revenue from NOR Flash products, 5% on revenue from analog products and 20% is discretionary. For purposes of the variable compensation plan, the Compensation Committee established a target for ISSI performance in each of these areas (other than discretionary). ISSI’s performance in each area (other than discretionary) must be at least 75% of the target before a payout is made in such area and the maximum amount payable for performance in each area is 125% of the target (except for discretionary, which has a maximum of 100%). At the targeted level of performance, the bonus amount allocated to Mr. Howarth was $295,000, the amount allocated to Mr. Cobb was $220,000, the amount allocated to Mr. James Han was $236,000 and the amount allocated to Mr. K.Y. Han was $236,000. Due to his continued reduced time status, Mr. Lee was not allocated any bonus amounts for fiscal 2015. The Compensation Committee also approved grants of cash-settled stock appreciation rights and restricted stock units under the Company’s 2007 Incentive Compensation Plan to the above executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: November 12, 2014	/s/ JOHN M. COBB
John M. Cobb
Vice President and
Chief Financial Officer